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                                                                 Exhibit 12

                         THE BEAR STEARNS COMPANIES INC
           STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

                           (Unaudited)    (Unaudited)
                           Three Months   Three Months     Fiscal Year   Fiscal Year    Fiscal Year  Fiscal Year    Fiscal Year
                              Ended          Ended            Ended         Ended          Ended         Ended          Ended
                         September 25,   September 26,       June 30,      June 30,       June 30,      June 30,       June 30,
                              1998           1997              1998          1997           1996           1995           1994
                     ----------------------------------------------------------------------------------------------------------
Earnings before taxes
    on income           $    93,309     $     267,138     $   1,063,492  $  1,013,690   $   834,926   $   388,082    $   642,799
                     --------------    --------------      ------------  ------------   -----------   -----------    -----------

Add:   Fixed Charges
            Interest        982,703           816,915         3,638,513     2,551,364     1,981,171     1,678,515      1,023,866
            Interest factor
              in rents        7,706             7,231            30,130        26,516        25,672        24,594         21,772
                       ------------  ----------------   ---------------    ----------   -----------   -----------    -----------
    Total fixed charges     990,409           824,146         3,668,643     2,577,880     2,006,843     1,703,109      1,045,638
                      -------------  ----------------   ---------------    ----------  ------------   -----------    -----------
Earnings before fixed
     charges and taxes on
      income            $ 1,083,718     $   1,091,284     $   4,732,135  $  3,591,570   $ 2,841,769   $ 2,091,191    $ 1,688,437
                    ===============  ================   ===============    ==========   ===========   ===========    ===========
Ratio of earnings to
     fixed charges              1.1               1.3              1.3            1.4           1.4           1.2            1.6
                   ================  ================   ==============    ===========   ============   ==========    ===========


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